EXHIBIT 10.34a

FIRST AMENDMENT
TO
EMPLOYMENT AGREEMENT

This amendment (the “First Amendment”) is made the 4th day of August, 2008, between UIL Holdings Corporation, a Connecticut Corporation (the “Company”) and Linda L. Randell (the “Executive”).

WHEREAS, the Company previously entered into an Employment Agreement with the Executive dated as of February 28, 2007 (the “Agreement”); and

WHEREAS, in light of changes to the law concerning severance and deferred compensation, including Internal Revenue Code Section 409A and related Treasury Regulations, the Company and the Executive wish to amend the Agreement by this First Amendment to clarify certain provisions in the event the Executive’s employment is involuntarily terminated, and to make other minor, clarifying revisions to the Agreement,

NOW THEREFORE, the following Sections of the Agreement are hereby amended as follows:

1.           The third sentence of Section (1)(b) of the Agreement is deleted.

2.           The last paragraph of Section (4)(b) of the Agreement is revised to read as follows:

The Executive’s “Stub-Period Incentive Compensation” shall mean the annual short-term incentive compensation being earned in the year in which the Executive terminates employment, pro-rated for the year in which she terminates service, and shall be equal to that short-term annual incentive compensation payment to which the Executive would be entitled, if any, under the terms of the Company’s executive incentive compensation plan, calculated as if she had been employed by the Company on the last day of the year including her Date of Termination, based on actual performance with respect to the achievement of UIL and Company goals (collectively referred to as “Company goals”), multiplied by a fraction, the numerator of which is the number of days which have elapsed in such year through the Date of Termination and the denominator of which is 365.  UIL shall determine in its discretion the composition of the Executive’s scorecard.  In the event that the ‘gate’, if any, is not achieved with respect to Company goals, then no Stub-Period Incentive Compensation will be paid.  Any Stub-Period Incentive Compensation payable upon termination of the Executive shall be paid in accordance with Section (6)(e) of this Agreement.

3.           The first sentence of Section (4)(c) of the Agreement is revised to provide as follows:

The Executive shall be designated by the UIL Board as an individual covered by the UIL Holdings Corporation Change in Control Severance Plan II of the Company (the “UIL

CIC Plan II”), subject to all of the terms and provisions of the UIL CIC Plan II, as it may be amended from time to time.

4.           Section (5)(d) of the Agreement is hereby revised in its entirety to provide as follows:

(d)  Termination by Executive

(i)  Breach by the Company, not during Change of Control Protective Period.  If the Executive is not in default of any of the Executive’s obligations under Section (2), (9), (10) or (11) hereof, the Executive may terminate employment hereunder on account of a Constructive Termination in accordance with this Section (5)(d)(i).  For purposes of this Agreement, a Constructive Termination means:

(1) a Separation from Service (as defined for purposes of the UIL CIC Plan II) within ninety (90) days of the initial occurrence of one of the following events arising without the consent of the Executive (a “Constructive Termination Event”):

(A) A material diminution in the Executive’s annual base salary rate, unless such reduction is part of, and consistent with, a general reduction of the compensation rates of all employees of the Company or of the Executive’s business unit;

(B) Except as provided in Section (2)(b), a material diminution in the Executive’s authority, duties, or responsibilities, including the assignment of duties materially inconsistent in any adverse respect with such Executive’s position, duties, responsibilities and status with the Company immediately prior thereto, or diminishment in such Executive’s management responsibilities, duties or powers as in effect immediately prior thereto, or the removal from or failure to re-elect such Executive to any such position or office;

(C) A requirement that the Executive relocate her principal place of employment by more than fifty (50) miles from the Company’s current executive offices in New Haven, Connecticut; or

(D) Any other action or inaction that constitutes a material breach by the Company of the Agreement, including (1) a failure to include the Executive in the management salary compensation programs then in effect on substantially the same terms and conditions as that applicable to the other officers or similarly situated executives of the Company; (2) a failure to continue the Executive’s participation in the material benefit plans of the Company on substantially the same basis, both in terms of the amount of benefits provided (other than due to the Company’s stock price performance, provided such performance is a relevant criterion in determining the amount of benefits) and the level of the Executive’s participation relative to other officers or similarly situated executives of such Company, as that in effect immediately prior thereto; or (3) a failure to renew the Executive’s Employment Agreement at the time such Agreement expires, provided that the Executive was willing and able to execute a new Agreement providing terms and conditions substantially similar to those in the expiring Agreement and to continue working for the Company; and

(2)  The Executive has given notice to the UIL Board stating that in the Executive’s opinion at least one of the Constructive Termination Events has occurred and setting forth in reasonable detail the relevant facts, and such notice was given within thirty-one (31) days of the occurrence of the Constructive Termination Event; and

(3)  The Company shall have failed to remedy or otherwise cure the situation within thirty-one (31) days after receipt of the notice.

(ii)  Breach by the Company, during Change of Control Protective Period.  If the Executive is not in default of any of the Executive’s obligations under Section (2), (9), (10) or (11) hereof, the Executive may terminate employment hereunder on account of a Constructive Termination in accordance with the UIL CIC Plan II.

(iii)  In the absence of Breach by the Company.  If the Executive is not in default of any of the Executive’s obligations under Section (2), (9), (10) or (11) hereof, the Executive may terminate employment in the absence of a Breach by the Company, effective upon at least ninety (90) days prior written notice.

5.           The initial paragraph of Section (6)(c) of the Agreement is hereby revised to provide as follows:

(c)  Upon Termination Without Cause or a Constructive Termination prior to a Change in Control.  If the Company terminates the Executive’s employment hereunder without Cause or if the Executive terminates the Executive’s employment hereunder on account of a Constructive Termination, and in either case the termination constitutes an Involuntary Separation from Service within the meaning of Treasury Regulations Section 1.409A-1(n) and is not upon a Change in Control or within the Change in Control Protective Period, the Company shall pay or provide (as applicable) to the Executive, all of the following:

6.           The initial phrase of Subsection (6)(c)(iv) of the Agreement is hereby revised to provide as follows:

(iv)  lump sum severance equal to one (1) times the sum of:

7.           Subsection (6)(c)(v) of the Agreement is hereby revised in its entirety to provide as follows:

(v)  benefits under the Company’s healthcare plans during the COBRA continuation period on the same terms as are then available to active employees of the Company.

8.           Section (6)(c) of the Agreement is hereby revised by the addition of a new paragraph at the end thereof, after subsection (6)(c)(v), as follows:

Notwithstanding the foregoing, in the event the Involuntary Separation from Service is due to a non-renewal of this Agreement, (A) the lump sum severance amount payable under subsection (iv) shall not be paid, but, in lieu thereof, lump sum severance equal to six (6) months of the Executive’s annual Base Salary rate in effect immediately prior to the Executive’s Date of Termination shall be paid, and (B) the subsidized medical and dental benefits of subsection (v) shall not be provided.

9.           Subsection (6)(d) of the Agreement is hereby revised in its entirety to provide as follows:

(d)  Separation from Service.  Notwithstanding anything herein to the contrary, no compensation constituting severance or deferred compensation shall be paid under the Agreement upon a termination of employment or termination of service unless such termination of employment or termination of service constitutes a Separation from Service as defined in the UIL CIC Plan II.

10.           Subsection (6)(e) of the Agreement is hereby revised in its entirety to provide as follows:

(e)  Timing of Payment.  Any cash amount that is due and owing to the Executive upon a termination of service pursuant to Section (6) or Section (7) (other than pursuant to the UIL CIC Plan II) will be paid on the thirtieth (30th) day following the Executive’s Separation from Service and in no event may the Executive designate the timing or year of payment.  Notwithstanding the foregoing, however, (i) any Stub-Period Incentive Compensation shall be calculated in accordance with the terms of the applicable plan or program and such incentive compensation and that portion of any severance payment that is based on such incentive compensation shall be paid at the same time that such incentive compensation generally would be payable to all other employees, but in no event later than March 15th of the calendar year following the end of the performance period to which such incentive compensation relates; (ii) any long-term incentive compensation shall be calculated in accordance with the terms of the applicable plan or program and such incentive compensation shall be paid at the same time that such incentive compensation generally would be payable to all other employees, but in no event later than March 15th of the calendar year following the end of the performance period to which such compensation relates; and (iii) any qualified or non-qualified deferred compensation payable pursuant to the terms of a plan of the Company shall be paid in accordance with the terms of the applicable plan.

11.           The first paragraph of Section (7)(a) of the Employment Agreement is hereby revised in its entirety to provide as follows:

(7)           CHANGE IN CONTROL

(a)  If on, or within twenty-four (24) months following, a Change in Control, the Company (or its successor or other entity employing the Executive following such Change in Control) either terminates the Executive’s employment hereunder without Cause or fails to renew this Agreement on substantially similar terms, or if the Executive terminates the Executive’s employment on account of a Constructive Termination (as defined in the UIL CIC Plan II), and in any such case the termination constitutes an Involuntary Separation from Service within the meaning of Treasury Regulations Section 1.409A-1(n), then the Executive shall be entitled to the following:

12.           Subsection (7)(a)(iv) of the Agreement is hereby revised in its entirety to provide as follows:

(iv) those payments, and benefits, if any, to which the Executive is entitled by reason of having been designated a Participant in the UIL CIC Plan II.  The severance payments, pension supplements and other benefit provisions under the UIL CIC Plan II shall be controlling and shall supplant the payments and benefits to which the Executive would be otherwise be entitled under Section (6)(c)(iv) and (v) of this Agreement; expressly provided, however, that if the severance benefit provided for in Section (6)(c)(iv) exceeds the value of the analogous severance benefit provided under the UIL CIC Plan II, then the amount of the severance benefit paid under the UIL CIC Plan II shall be determined as provided in Section (6)(c)(iv) hereof.

13.           Section (8) of the Agreement is hereby revised in its entirety to provide as follows:

(8)           GROSS UP FOR EXCISE TAX

Notwithstanding anything to the contrary in the UIL CIC Plan II, and conditioned upon the Executive providing the release called for in Section (6)(f) and complying with the confidentiality and non-compete provisions of this Agreement, in the event that it shall be determined that any payment made and benefits provided by the Company to or for the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement, the UIL CIC Plan II or otherwise, would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code subject to an excise tax under Code Section 4999 (or any successor provisions) (the “Excise Tax”), the Executive shall be paid an additional amount (the “Gross-Up Payment”) which shall be calculated as the amount needed to reimburse the Executive for the Excise Tax and the additional excise, income and employment taxes imposed on the Executive due to the Company’s payment of the Excise Tax, so that the net amount retained by the Executive after deduction of any Excise Tax, and any federal, state or local income and employment tax (including any Excise Tax imposed upon the Gross-Up Payment itself), shall be equal to the total amount of all payments and benefits to which the Executive would be entitled absent the Excise Tax, but net of all applicable federal, state and local taxes.  Unless otherwise agreed to by the Executive, the calculation and administration of the Gross-Up Payment shall be in accordance with the terms of the UIL CIC Plan II as in effect on August 4, 2008, and applicable Treasury regulations.

14.           Section (10) of the Agreement is hereby revised by designating the existing provisions as subsection (a), designating the existing paragraphs (a), (b) and (c) as paragraphs (1), (2) and (3) respectively, and adding new subsection (b) as follows:

(b)  In the event that benefits shall become payable under the UIL CIC Plan II on account of an Involuntary Separation from Service, the Executive acknowledges and agrees that, in addition to such amounts as may become payable under the UIL CIC Plan II, an amount equal to one (1) times the Executive’s Target Total Remuneration (or, if less, the lump sum severance amount that would be payable to the Executive under the UIL CIC Plan II absent the deduction equal to Target Total Remuneration) shall be deemed to be on account of, and paid as consideration for, the covenant not to compete provided in this Section.  The Executive acknowledges and agrees that the amount attributable to this covenant shall be paid out in twelve (12) equal, fixed monthly installments beginning with the month following the month in which the Executive’s Separation from Service occurs.  In addition and paid at the same time as the fixed monthly installments, the Executive shall be entitled to simple interest on the amount attributable to this covenant that has not yet been paid.  Notwithstanding the foregoing, if the value of the monthly payments to be made in accordance with this Section (10)(b) exceeds two times the lesser of the Executive’s annualized compensation or the maximum amount that may be taken into account for qualified plan purposes (in each case determined in accordance with Treasury Regulations §1.409A-1(b)(9)(iii)(A)), the excess shall not be paid prior to the first business day of the month following the date that is six months after the Executive’s Separation from Service date, at which time that portion of the excess amount that would have otherwise been paid in the preceding six months, plus interest, shall be paid in a single lump sum.  Interest shall be credited at the prime rate of Citibank, N.A, its successor, or any other bank approved by the Board for such purpose, in effect on the first day of the month of payment.

Target Total Remuneration shall be defined as the sum of the following components of the Executive’s remuneration as most recently approved by the Compensation and Executive Development Committee of the Board prior to the date of the Executive’s termination: (1) Base Salary, (2) target annual short-term incentive award, and (3) target long-term incentive award.

In no event may the Executive designate the timing or year of any payment made pursuant to this Section (10)(b) or accelerate or delay any such payment, nor shall any such payment be made later than the last day of the second taxable year of the Executive following the taxable year in which occurs the Executive’s Separation from Service.  In the event of the Executive’s death, amounts otherwise payable hereunder shall be paid to the Executive’s estate.

15.           Section (12)(c) of the Agreement is hereby revised in its entirety to provide as follows:

(c)  Successors; Binding Agreement; Assignment.

(i)  The Company will require the acquirer of all or substantially all of the business or assets of the Company (whether directly or indirectly, by purchase of stock or assets, merger, consolidation or otherwise), by agreement in form and substance reasonably satisfactory to the Executive, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Section, the term the “Company” shall include The United Illuminating Company, UIL Holdings Corporation, and any successor to, or acquirer of, the business or assets of the Company that executes and delivers the agreement provided for in this Section (12)(c) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

(ii)  This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive.  Any attempted assignment of this Agreement by the Executive shall be void and of no force and effect.  This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

16.           Subsection (12)(f) is hereby is hereby revised in its entirety to provide as follows:

(f) Code Section 409A Compliance.  The parties hereto recognize that certain provisions of this Agreement may be affected by Section 409A of the Internal Revenue Code and guidance issued thereunder, and agree to amend this Agreement, or take such other action as may be necessary or advisable, to comply with Section 409A.  It is intended that all payments hereunder shall comply with Section 409A and the regulations promulgated thereunder so as to not subject the Executive to payment of interest or any additional tax under Section 409A.  In furtherance thereof, if payment or provision of any amount or benefit hereunder that is subject to Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest date on which the payment or provision of such amount or benefit could be made without incurring such additional tax.  In addition, to the extent that any regulations or other guidance issued under Section 409A (after application of the previous provisions of this Section (12)(f)) would result in the Executive’s being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by the Company and the Executive.

Notwithstanding anything herein to the contrary, it is expressly understood that at any time the Company (or any related employer treated with the Company as the service recipient for purposes of Code Section 409A) is publicly traded on an established securities market (as defined for purposes of Code Section 409A), if a payment or provision of an amount or benefit constituting a deferral of compensation is to be made pursuant to the terms of this Agreement to the Executive on account of a Separation from Service (as defined under the UIL CIC Plan II) at a time when the Executive is a Specified Employee (as defined for purposes of Code Section 409A(a)(2)(B)(i)), such deferred compensation shall not be paid to the Executive prior to the date that is six (6) months after the Separation from Service.  In the event this restriction applies, the deferred compensation that the Executive would have otherwise been entitled to during the restriction period will be accumulated and paid (without adjustment for the delay in payment) on the first business day of the seventh month following the date of the Executive’s Separation from Service.

The parties hereto intend that the Agreement, as amended, be consistent with IRS Notice 2007-78, IRS Notice 2007-86 and other Code Section 409A transition relief, and it shall be interpreted accordingly.

All of the other terms and conditions of the Agreement shall remain in full force and effect.

                              UIL HOLDINGS CORPORATION

Attest:	By /s/ James P. Torgerson
/s/ Angel Bruno	James P. Torgerson
UIL Holdings Corporation, President and
Chief Financial Officer
The United Illuminating Company
Chief Executive Officer

/s/ Linda L. Randell
Linda L. Randell